CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 28, 2014 except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the discontinued operations presentation of certain hospitals and nursing centers, which is as of November 14, 2014 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Kindred Healthcare, Inc.'s Current Report on Form 8-K dated November 14, 2014.

/s/ PricewaterhouseCoopers LLP
Louisville, KY
February 2, 2015